Exhibit a(8)

tel 617.349.4500
fax 617.349.4505

May 10, 2010

Dear [          ]:

You are receiving this letter as a participant in the 2007 Employee Stock Purchase Plan (the “ESPP”) of Javelin Pharmaceuticals, Inc. (“Javelin”). As publicly announced, Javelin has terminated the merger agreement with Myriad Pharmaceuticals, Inc. and has entered into an Agreement and Plan of Merger dated April 17, 2010, among Javelin, Hospira, Inc. (“Hospira”), and Discus Acquisition Corporation (the “Merger Agreement”). Discus Acquisition Corporation has commenced a tender offer (the “Tender Offer”) to purchase all of the issued and outstanding shares of Javelin common stock and, subject to the conditions set forth in the Merger Agreement, will ultimately merge with and into Javelin with Javelin continuing as the surviving corporation and a wholly-owned subsidiary of Hospira (the “Merger”). The Tender Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of Tuesday, May 18, 2010, but may be extended under specified circumstances. Subject to the satisfaction (or waiver, where permissible) of the conditions set forth in the Merger Agreement, the effective date of the Merger (the “Closing Date”) is expected to be on or about May 20, 2010.

If the Closing Date occurs on or before May 31, 2010, the Offering Period (as defined in the ESPP) currently in progress will be shortened and the purchase date of your option under the ESPP will occur prior to the Closing Date (the “New Purchase Date”). Each of your outstanding options under the ESPP will be exercised automatically on the New Purchase Date, resulting in your ownership of that number of shares of Javelin common stock subject to your options under the ESPP, unless prior to the New Purchase Date you have withdrawn from the Offering Period as provided in Section 10 of the ESPP. No new Offering Period will commence under the ESPP after May 31, 2010 unless the Merger Agreement has been terminated prior to the consummation of the Merger.

The summary above assumes you remain continuously employed by Javelin through the New Purchase Date.

Should you own Javelin shares, you will be entitled to participate in the Merger as a Javelin stockholder. If all conditions to the Merger are satisfied or waived and the Merger is consummated, each share of Javelin common stock that you hold immediately prior to the consummation of the Merger will be converted and exchanged automatically into the right to receive $2.20 in cash, without interest.

Please refer to the information on the following page about where you can find additional information about the Tender Offer, the Merger and related matters in Javelin’s and Hospira’s filings with the Securities and Exchange Commission.

If you have questions, please feel free to contact me by phone at (617) 349-4503 or by email at stulipano@javelinpharma.com.

Sincerely,

/s/  Stephen Tulipano

Stephen Tulipano
Chief Financial Officer

Javelin Pharmaceuticals, Inc. ☐ 125 CambridgePark Drive ☐ Cambridge, MA 02140 ☐ javelinpharmaceuticals.com

Important Additional Information Filed with the U.S. Securities and Exchange Commission

This notice is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Javelin common stock. Hospira filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO-T containing an offer to purchase, form of letter of transmittal and other documents relating to the Tender Offer on April 21, 2010, and Javelin filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer on April 22, 2010. You may obtain a free copy of these documents and other documents filed by Hospira and Javelin with the SEC at the web site maintained by the SEC at www.sec.gov. In addition, Javelin security holders may obtain a free copy of these documents by directing a request to Javelin Pharmaceuticals, Inc., 125 CambridgePark Drive, Cambridge, MA 02140, Attention: Investor Relations. INVESTORS AND JAVELIN SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION

Javelin Pharmaceuticals, Inc. ☐ 125 CambridgePark Drive ☐ Cambridge, MA 02140 ☐ javelinpharmaceuticals.com